Exhibit 10.1

SUBLEASE AGREEMENT

THIS SUBLEASE AGREEMENT (“Sublease”) is dated for reference purposes only as of May 7, 2018, and is made by and between Benvenue Medical, Inc., a Delaware corporation (“Sublandlord”), and Shockwave Medical, Inc., a Delaware corporation (“Subtenant”).

RECITALS

A. SVF Betsy Ross Santa Clara Corporation, a Delaware Corporation (“SVF”), and Sublandlord entered into that certain Office Lease (Net) dated March 17, 2016 (“Lease Agreement”), pursuant to which Sublandlord leased from SVF the 35,000 rentable square feet of space located at 5403 Betsy Ross Drive, Santa Clara, California (“Building”).

B. On or about December 20, 2017, SVF sold the Building, including its interest in the Lease Agreement, to Betsy Ross Property LLC, a Delaware limited liability company (“Landlord”).

C. On or about April 18, 2018, Landlord and Sublandlord entered into that certain First Amendment to Lease (“Lease Amendment”), pursuant to which Landlord and Sublandlord modified certain provisions of the Lease Agreement. Together, the Lease Agreement and the Lease Amendment are referred to herein as the Master Lease, a true and correct copy of which is attached hereto as Exhibit A.

D. Subject to and in accordance with the terms and conditions hereinafter set forth, Sublandlord desires to sublease to Subtenant, and Subtenant wishes to sublease from Sublandlord, the entire Building.

AGREEMENT

Now, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are acknowledged, Sublandlord and Subtenant (each a “Party,” and collectively, the “Parties”) hereby agree as follows:

1. Sublease. On the terms and conditions set forth herein, Sublandlord subleases to Subtenant, and Subtenant subleases from Sublandlord, the Building, together with the non-exclusive right (unless otherwise provided in the Master Lease), in common with Landlord and other tenants and subtenants of the Property and their invitees, to use the Common Areas.

2. Landlord Consent. Notwithstanding any language to the contrary in this Sublease—

2.1. This Sublease is subject to, and its effectiveness is expressly conditioned on, the written consent of Landlord to the subletting of the Building to Subtenant pursuant to the provisions of this Sublease in a form reasonably acceptable to Sublandlord and Subtenant (“Consent”). At its sole cost and expense, Sublandlord agrees, upon execution of the Sublease by both Parties, promptly to request such Consent from Landlord.

2.2. In the event that Sublandlord does not receive such Consent of Landlord by a date which is thirty (30) days after the date first set forth above, then, upon written notice to the other, Sublandlord or Subtenant may cancel this Sublease, and upon the giving of such notice, this Sublease shall be deemed canceled and of no further force or effect and Sublandlord shall immediately return to Subtenant all prepaid Base Rent and Additional Rent and the Letter of Credit.

3. Master Lease.

3.1. This Sublease is made subject to and subordinate to all of the terms and conditions of the Master Lease. All provisions of the Master Lease, except as expressly set forth below, are hereby deemed incorporated into, and made a part of, this Sublease by this reference, notwithstanding that such provisions are not restated herein; provided however, that—

3.1.1. Wherever the word “Landlord” appears in the provisions incorporated pursuant to Section 3.1, it shall be deemed to mean the Sublandlord herein (except as otherwise provided below);

3.1.2. Wherever the word “Tenant” appears in the provisions incorporated pursuant to Section 3.1, it shall be deemed to mean the Subtenant herein;

3.1.3. Where the word “Lease” appears in the provisions incorporated pursuant to Section 3.1, it shall be deemed to mean the Sublease, as defined herein;

3.1.4. Where the word “Term” appears in the provisions incorporated pursuant to Section 3.1, it shall be deemed to mean the Sublease Term, as defined herein; and

3.1.5. As between Sublandlord and Subtenant, in the event of any inconsistency between the terms of the Master Lease (including without limitation provisions incorporated herein under Section 3.1) and this Sublease, the terms of this Sublease shall govern.

3.2. Notwithstanding any language to the contrary in this Sublease, Sublandlord and Subtenant agree that-

3.2.1. Sublandlord is not assuming, and shall not be responsible or liable for Landlord’s obligation to perform any agreement or obligation on the part of the Landlord under the Master Lease to the extent that Landlord exercises its right to so perform (such as, by way of example and not limitation, restoring the Building following a fire or other casualty or making any of the repairs required by this Sublease). In the event Landlord fails to perform any such agreement or obligation, then, promptly following Subtenant’s request, Sublandlord shall use diligent, good faith efforts, as permitted by law or by the terms of the Master Lease, to enforce such agreements and obligations of Landlord;

3.2.1.1. Sublandlord shall use diligent, good faith efforts to cause Landlord to satisfy its obligations under the Master Lease, including to provide to and for the benefit of the Building each and all of the services which Landlord is required to provide to and for the benefit of the Building pursuant to the terms and provisions of the Master Lease. With respect to all such obligations of Landlord under the Master Lease, if the Landlord fails to provide any such services or to perform any of the terms and conditions of the Master Lease on the Landlord’s part to be performed (“Landlord’s Obligations”), Sublandlord shall use diligent good faith efforts to cause Landlord to perform such obligations for the benefit of Subtenant. Subtenant shall be entitled to participate with Sublandlord in the enforcement of Sublandlord’s rights against the Landlord. Such diligent good faith efforts shall include, without limitation, upon Subtenant’s written request, immediately notifying Landlord of its nonperformance under the Master Lease, and requesting that Landlord perform its obligations under the Master Lease. If the Landlord fails to fulfill the Landlord’s Obligations, Subtenant may, notwithstanding the provisions of the prior sentence, at Subtenant’s sole cost and expense, institute any appropriate action or proceeding against the Landlord for the enforcement of the Landlord’s Obligations. Sublandlord agrees that it will cooperate with Subtenant to enable Subtenant to enforce the Landlord’s Obligations; provided, however, that notwithstanding any language to the contrary in this Sublease, Sublandlord shall have no obligation to institute any action or legal proceeding against Landlord.

3.2.1.2. During the Sublease Term (defined below), Subtenant shall have the right to receive and enjoy the benefit of the services required to be provided by Landlord under the Master Lease;

3.2.2. Sublandlord represents to Subtenant that the Master Lease is in full force and effect and that no default exists on the part of any party to the Master Lease, and there exists no state of facts and no event has occurred which, with the passage of time or the giving of notice, or both, would constitute a default by either Landlord or Sublandlord under the Master Lease, and that the copy of the Master Lease attached hereto as Exhibit A is a true, correct and complete copy of the Master Lease;

3.2.3. Sublandlord agrees to maintain the Master Lease during the entire term of this Sublease; provided, however, that Sublandlord’s obligation to do so shall cease in the event of any earlier termination of the Master Lease that arises through no fault of Sublandlord;

3.2.4. Subtenant shall comply with all terms and conditions of this Sublease, and perform all its obligations as set forth herein; and

3.2.5. With respect to any approval required to be obtained from the Landlord under the Master Lease, such consent must be obtained from both the Landlord and Sublandlord. Sublandlord’s consent, in each instance, shall not be unreasonably withheld, conditioned or delayed.

3.3. Notwithstanding any language to the contrary in this Sublease, the following provisions of the Lease Agreement are hereby excluded from this Sublease:

3.3.1. The Lease Summary, except for Sections 7, 8, 11, 14, 15 and 17; provided, however, that Addendum #1 and Exhibits A, D, E and E-1 are deleted.

3.3.2. The first paragraph of the Lease Agreement.

3.3.3. Article 1.

3.3.4. Sections 2-4, 2.10, 2.15 and 2.40 of Article 2.

3.3.5. Article 3.

3.3.6. Sections 4.1 and 4.5 of Article 4.

3.3.7. Article 9.

3.3.8. Section 17.3 of Article 17.

3.3.9. In Section 19.1 of Article 19, the paragraph beginning, “Additionally...Default under this Lease.”

3.3.10. In Section 19.2 of Article 19, the paragraph beginning, “In addition...if applicable.”

3.3.11. Article 25.

3.3.12. Addendum #1, Appendix 1, Exhibit D, Exhibit E, Exhibit E-1,

3.4. References to “Landlord” in the following incorporated provisions of the Master Lease shall mean Landlord only (and not Sublandlord), provided, that, all payment shall be made to Sublandlord in such provisions (except as otherwise expressly permitted by this Sublease):

3.4.1. Sections 2.11, 2.18, 2.24, 2.31, 2.34, 2.39, 4.2, 4.3, 4.4, the second paragraph of 6.2, 6.5, 8.6, 8.7, 10.1, 12 (but not 12.4), 13, 15, 16, 18.1, 29, 30.17, Exhibit F, Exhibit G, and Exhibit H;

3.4.1.1. Notwithstanding any language to the contrary in this Sublease, Sublandlord and Subtenant acknowledge that-

3.4.1.1.1. Sublandlord shall not be responsible for any risks Subtenant assumes under Lease Agreement Section 8.6;

3.4.1.1.2. The intention of the repair and maintenance obligations described in Lease Agreement Section 10.1 is for the Master Lease to be a net lease and the Sublease to be a net sublease;

3.4.1.1.3. Sublandlord shall not be responsible for any violation of rules and regulations, as described in Lease Agreement Section 13, by any other tenants or occupants of the Project;

3.4.1.1.4. Subtenant’s obligations concerning provision of estoppel certificates under Lease Agreement Section 29.2 shall apply to both Landlord and Sublandlord;

3.4.1.1.5. With respect to Lease Agreement Section 30.17, Subtenant does not rely on the fact, nor does Sublandlord represent, that any specific tenant or type or number of tenants shall, during the Term, occupy any space in the Project;

3.4.1.1.6. Sublandlord shall not be responsible for, nor shall Subtenant be entitled to (except to the extent actually received by Sublandlord with respect to the Subleased Premises and attributable to the Sublease Term) any abatement in Subtenant’s Rent for, any damages or liability to Subtenant or Subtenant-related parties arising from (a) the provision or non-provision of building services described in Lease Agreement Exhibit F; Landlord’s enforcement or non-enforcement of the rules and regulations described in Lease Agreement Exhibit G; or (c) the parking agreement arrangements described in Lease Agreement Exhibit H.

3.5. Notwithstanding any language to the contrary in this Sublease, the following provisions of the Lease Amendment are hereby excluded from this Sublease:

3.5.1. The first paragraph and all recitals in the Lease Amendment.

3.5.2. Sections 1 through 9 and 12 through 14.

3.6. Notwithstanding anything to the contrary herein, if Subtenant receives a written demand from Landlord requiring Subtenant to pay rent due under this Sublease directly to Landlord, then, so long as Subtenant first confirms in writing that Sublandlord has received a copy of Landlord’s demand, Subtenant shall have the right to comply with such demand and pay such rent to Landlord. Sublandlord agrees that, upon providing to Sublandlord written evidence that Subtenant has paid such a rental sum to Landlord pursuant to such written demand, that sum paid by Subtenant to Landlord shall be deemed applied against any sums owed by Subtenant under this Sublease.

4. Basic Terms.

4.1. Term; Occupancy. The Sublease term shall commence on the later of (i) September 1, 2018, (ii) the date that Sublandlord obtains the Consent and (iii) the date that Sublandlord delivers possession of the Building to Subtenant in good, vacant, broom clean condition (“Commencement Date”), and shall end on August 31, 2022 (“Sublease Term”). Notwithstanding any language herein to the contrary, if for any reason Sublandlord cannot deliver possession of the Building to Subtenant on September 1, 2018, then this Sublease shall not be void or voidable, but Subtenant shall not be obligated to pay Rent or perform any other Subtenant obligation hereunder with respect to the undelivered Building, until the Sublandlord delivers to Subtenant possession of the Building and the Commencement Date occurs; provided, however, that—

4.1.1. If Sublandlord delivers possession of the Building but Subtenant does not occupy the Building, Sublandlord shall nonetheless be deemed to have delivered possession of the Building; and

4.1.2. If Sublandlord does not deliver possession of the Building and cause the Commencement Date to occur by October 31, 2018, then Subtenant may, by notifying Sublandlord in writing, terminate this Sublease, in which event Subtenant shall be discharged from all obligations hereunder.

4.1.3. Subtenant waives all rights under California Civil Code §1932(1).

4.2. Acceptance of Building.

4.2.1. Except as otherwise provided herein, Subtenant accepts the Building in “as is” condition. From the date that Landlord consents to the Sublease, until the Commencement Date, Sublandlord shall permit Subtenant to enter the Building during normal business hours with 24-hour notice to Sublandlord for the purpose of having its contractors and architects survey the Building and not for the purpose of conducting business therein or making improvements therein, provided such access does not interfere with Sublandlord’s use of the Building. Such access shall be subject to all of the provisions of this Sublease, except for the obligation to pay Rent and shall not advance the expiration date of this Sublease.

4.2.2. Sublandlord warrants that, as of the commencement date of the Sublease Term, the Building, including without limitation the mechanical (including the Building management system), electrical, plumbing, HVAC, lighting and roofing systems, is in good working order. Subtenant’s acceptance of the Building shall not be deemed a waiver of Subtenant’s right to have defects in the delivery condition of the Building described in this Sublease repaired at no cost to Subtenant, which right shall be limited to the first sixty (60) days after the Commencement Date (“Delivery Condition Repair Period”). Subtenant shall give notice to Sublandlord whenever any such defect becomes reasonably apparent during the Delivery Condition Repair Period, and Sublandlord shall repair such defect as soon as practicable. Repair of any such defect that becomes apparent after the expiration of the Delivery Condition Repair Period shall be performed and paid for in accordance with this Sublease and the Master Lease.

4.2.3. Sublandlord makes no representation or warranty as to the compliance of the Building, Common Area or Property with applicable codes, including without limitation all statutes, ordinances and regulations related to parking and ADA requirements.

4.2.3.1. As between Sublandlord and Subtenant, Subtenant shall be responsible for any compliance with Law obligations of the “Tenant” under Lease Agreement Section 6.2 during the Sublease Term. Sublandlord represents that it has received no notices of violations of any ADA requirements or related statutes, ordinances or regulations. Subtenant agrees to indemnify and hold Sublandlord harmless from any and all costs, expenses, claims and liability, including without limitation attorney fees, arising from Subtenant’s failure to perform such compliance with Law obligations. This indemnity shall survive the expiration or sooner termination of this Sublease. Sublandlord shall have no responsibility for any costs and expenses of Landlord described in the second paragraph of Lease Agreement Section 6.2.

4.2.4. Subtenant acknowledges that (a) it has been advised to satisfy itself with respect to the condition of the Building (including but not limited to the electrical, HVAC and fire sprinkler systems, security, environmental aspects, and compliance with all applicable requirements) and their suitability for Subtenant’s intended use; (b) Subtenant has made such investigation as it deems necessary with reference to all such matters; and (c) neither Sublandlord nor Sublandlord’s agents have made any oral or written representations or warranties with respect to said matters other than as set forth in this Sublease.

4.2.5. Except to the extent to be performed by Subtenant pursuant to the terms and conditions of this Sublease, the covenants, agreements and obligations of “Tenant” under the Master Lease shall be timely performed by Sublandlord, including without limitation the payment of all rent and additional rent payable to Landlord under the Master Lease. Sublandlord agrees that, subject to the provisions of Section 2 hereof, it will not (i) amend or modify the Master Lease in any way that impacts Subtenant’s tenancy at the Building during the Sublease Term without the prior written consent of Subtenant, which consent shall not be unreasonably withheld, conditioned or delayed so long as the amendment or modification does not diminish the rights and privileges of Subtenant under this Sublease (including without limitation those provisions of this Sublease which are incorporated by reference from the Master Lease) or impose greater duties and obligations on Subtenant under this Sublease, or (ii) terminate or agree to a termination of the Master Lease unless, in connection therewith, Landlord accepts this Sublease as a direct lease between Landlord and Subtenant. Subtenant acknowledges that Subtenant has no option to extend the Sublease Term beyond August 31, 2022.

4.2.6. Prior to Subtenant’s occupancy of the Building, Sublandlord shall vacate and decommission all lab areas in the Building in compliance with all applicable statutes, ordinances and regulations and provide Subtenant with written evidence of such decommissioning.

4.2.7. Prior to Subtenant’s occupancy of the Building, Sublandlord shall remove all furniture and other personal items from the Building other than the Transferred FF&E (defined below); provided, however, that Sublandlord shall have no obligation to repaint, recarpet or otherwise repair the Building in the wake of removing its furniture and other personal items from the Building, except that Sublandlord shall repair any damage caused by such removal.

4.2.8. The Parties and Landlord acknowledge that, notwithstanding the provisions of Lease Agreement Article 11, (i) Subtenant, with its own project team, may perform work in the Building to make the Building suitable for Subtenant’s use and purposes (“Subtenant Work”); and (ii) Subtenant shall not owe Sublandlord a construction supervisory fee for any Subtenant Work; provided, that Subtenant shall pay any construction supervisory fee imposed by Landlord for any Subtenant Work.

4.3. Surrender of Building.

4.3.1. On expiration or sooner termination of the Sublease Term, Subtenant shall surrender to Sublandlord the Building and all Subtenant’s improvements and alterations, including the Subtenant Work, in the condition received (except for ordinary wear and tear, loss by fire or other casualty, and loss by condemnation); provided, that, all of Subtenant’s trade fixtures, furniture, equipment and other personal property installed in the Premises (“Subtenant’s Property”) shall at all times be and remain Subtenant’s property and Subtenant may remove Subtenant’s Property from the Building, provided that Subtenant repairs all damage caused by such removal (and Subtenant shall remove Subtenant’s Property from the Building at the expiration or earlier termination of this Sublease).

4.3.2. Notwithstanding language to the contrary in the Master Lease, including without limitation the provisions of Lease Agreement Articles 11 and 24, but subject to the provisions of Section 4.3.2.1 below, Subtenant shall have no restoration requirements for any Subtenant Work or other improvements within the Building, except that, upon the expiration or sooner termination of the Sublease Term, Subtenant shall vacate and decommission all lab areas in the Building in accordance with all applicable statutes, ordinances and regulations, and provide Sublandlord with written evidence of such decommissioning.

4.3.2.1. Notwithstanding language to the contrary in Section 4.3.2, Subtenant shall comply with any restoration requirements Landlord imposes upon Subtenant with respect to any Subtenant Work.

4.3.3. If Subtenant fails to surrender the Building to Sublandlord on expiration or sooner termination of the Sublease Term as required by this Section, then Subtenant shall hold Sublandlord harmless from all damages resulting from Subtenant’s failure to surrender the Building, including, without limitation, claims made by a succeeding tenant or subtenant resulting from Subtenant’s failure to surrender the Building.

5. Rent.

5.1. Subtenant shall pay to Sublandlord during the Sublease Term as base rental for the Building the following monthly amounts, which monthly amounts shall be paid in advance on the first day of each calendar month (“Base Rent”):

Months 1-4: $33,250.00 NNN per month

Months 4-12: $66,500.00 NNN per month

Months 13-24: $68,495.00 NNN per month

Months 25-36: $70,549.85 NNN per month

Months 37-48: $72,666.35 NNN per month

5.2. If the Sublease Term commences on a date other than the first day of a calendar month, then Subtenant shall pay Base Rent for the fractional month on a per diem basis (calculated on the basis of a thirty (30) day month) until the first day of the month, and thereafter the Base Rent shall be paid in equal monthly installments on the first day of each and every month in advance. All sums to be paid by Subtenant to Sublandlord, including without limitation Base Rent, shall be paid in lawful money of the United States of America, shall be paid without deduction or offset, prior notice or demand, and shall be paid to Sublandlord via wire transfer pursuant to written instructions that Sublandlord shall deliver to Subtenant. No measurement of the Building after the execution of this Sublease shall alter any amount payable hereunder by Subtenant, including the Base Rent.

5.3. Subtenant acknowledges and agrees that this is an absolute triple net lease to Sublandlord, and that Subtenant shall pay Additional Rent to Sublandlord during the Sublease Term, in addition to the Base Rent. Additional Rent shall include without limitation—

5.3.1. All sums (excluding Base Rent) payable by Sublandlord to Landlord pursuant to the Master Lease with respect to the Building during the Sublease Term, including without limitation Lease Agreement Sections 4.2 and 4.4, but excluding (i) any such sums imposed by Landlord under the Master Lease to the extent due to any breach of the Master Lease committed or caused by Sublandlord and not caused by a breach of Subtenant’s obligations under this Sublease and (ii) any amounts payable under the Lease Amendment; and

5.3.2. All charges, costs and expenses that Subtenant is required to pay hereunder, together with all late charges, interest, costs and expenses including attorney fees that may accrue thereto in the event of Subtenant’s failure to pay such amounts, and all damages, reasonable costs and expenses which Sublandlord may incur by reason of Subtenant’s default or breach of this Sublease.

5.4. Subtenant acknowledges that amounts due as Additional Rent may be billed to and payable by Subtenant in accordance with the provisions of Lease Agreement Section 4.2.

5.5. In the event of Subtenant’s non-payment of Base Rent or Additional Rent, Sublandlord shall have all rights and remedies allowed by law.

5.6. First Month’s Rent and Estimated Additional Rent; Letter of Credit. Upon execution of this Sublease, Subtenant shall, contemporaneously with such execution-

5.6.1. Pay to Sublandlord Thirty-three Thousand Two Hundred Fifty Dollars ($33,250.00) as Base Rent for the first month of the Sublease Term;

5.6.2. Pay to Sublandlord Five Thousand Eight Hundred Eighty Dollars ($5,880.00), as estimated Additional Rent for the first month of the Sublease Term; and

5.6.3. Provide Sublandlord with an irrevocable letter of credit in the amount of Four Hundred Fifty Thousand Dollars ($450,000), substantially similar to that set forth in Addendum #1.

5.7. Subtenant waives all rights under California Civil Code §1950.7.

6. Use.

6.1. Subtenant acknowledges that neither Sublandlord nor its agents have made any oral or written representations or warranties with respect to Subtenant’s proposed use of the Building, or the compliance of that proposed use with any federal, state or local law, statute, ordinance or regulation.

6.2. Subtenant shall comply with the provisions of Lease Agreement Section 7.2, whose references to Exhibits J and J-1 are hereby deemed by Subtenant and Sublandlord to refer to Exhibits C and C-1, which are attached hereto and hereby incorporated herein.

7. Alterations.

7.1. Subtenant shall deliver to Sublandlord all notices deliverable to Landlord pursuant to Lease Agreement Article 11.

7.2. Subtenant shall indemnify and hold Sublandlord harmless against loss, damage, attorney fees and all other expenses arising from (a) mechanics’ liens; and (b) any other liability related to any Alteration performed by Subtenant, including without limitation loss, damage, attorney fees and all other expenses arising from claims of lien of laborers or materialmen or others for work performed or materials or supplies furnished at the Building and/or for Subtenant or persons claiming under it.

7.3. Any Alteration shall be performed only by a licensed contractor, who shall submit to Sublandlord and Landlord prior to work commencement proof of liability insurance naming Sublandlord and Landlord as an additional insured along with proof of worker compensation insurance.

7.4. Subtenant shall pay all costs for construction done by or for Subtenant on the Building as permitted by this Sublease.

7.5. Upon completion of any work hereunder, Subtenant shall record in the office of the Santa Clara County Recorder a notice of completion or any other notice required or permitted by applicable mechanic’s lien law to commence the running of, or terminate, any period for the filing of liens or claims, and shall deliver to Sublandlord any certificate of occupancy or other equivalent evidence of completion of such work in accordance with the requirements of applicable law.

8. Limitation of Sublandlord Liability. No Sublandlord Related Party (other than Sublandlord) shall have any personal liability with respect to any of the provisions of the Sublease, or the Premises. No real, personal or mixed property of any Sublandlord Related Parties (other than Sublandlord), wherever situated, shall be subject to levy to satisfy any Subtenant remedy or judgment.

9. Subtenant Insurance.

9.1. Subtenant shall comply with all provisions of Lease Agreement Article 18, naming both Sublandlord and Landlord as additional insureds as applicable. Subtenant shall obtain all policies required thereunder at its sole cost and expense.

9.2. Subtenant’s policy of property insurance required hereunder shall be for an amount equal to the full replacement value of the Subtenant’s improvements, trade fixtures, inventory, and other personal property; plus the full replacement value of the tenant improvements existing in the Building as of the Commencement Date.

10. Entry. The purposes for which Sublandlord may exercise its right of entry under Lease Agreement Section 12.4 shall include without limitation entering the Building to post notices of non-responsibility.

11. Notice. Each Party shall provide to the other copies of all notices received by each from Landlord. All notices between the Parties shall be delivered pursuant to the provisions of Article 26, at the following addresses:

If to Sublandlord:	Prior to the Commencement Date
at the Building

After the Commencement Date:
to be provided

If to Subtenant:	Prior to the Commencement Date
Shockwave Medical, Inc.
48501 Warm Springs Blvd., Ste 108
Fremont, California 94539
Attn: Chief Financial Officer

After the Commencement Date:
Shockwave Medical, Inc.
at the Building
Attn: Chief Financial Officer

12. Miscellaneous.

12.1. Interpretation. This Sublease has been fully negotiated at arms length between the Parties, after advice by counsel, and the Parties are fully informed with respect to its provisions. No Party shall be deemed the scrivener of this Sublease, and the Sublease provisions shall be construed as a whole, according to their common meaning, and not strictly for or against any Party. When required by the context of this Sublease, the singular shall include the plural. All capitalized terms not defined herein shall have the meaning assigned to them in the Master Lease.

12.2. Brokers. Sublandlord represents and warrants that it has been represented by Kidder Matthews (“KM”) and Subtenant represents and warrants that it has been represented by Cushman & Wakefield (“Cushman”). Sublandlord indemnifies and holds harmless Subtenant and the Landlord against any claims arising from its dealings with any broker or agent other than KM and Cushman, and Subtenant indemnifies and holds harmless Sublandlord and the Landlord against any claims arising from its dealings with any broker or agent other than KM and Cushman. Sublandlord shall pay a commission to KM and to Cushman pursuant to separate written agreement.

13. Mediation. Notwithstanding any provision to the contrary in the Sublease, the Parties agree to non-binding mediation of any dispute between some or all of them arising out of this Sublease, prior to any court action or arbitration. The mediator’s fees shall be split between the disputing Parties. A Party who refuses mediation shall not be entitled to recover prevailing party attorney fees in accordance with the provisions of this Sublease.

14. Survival. The indemnity obligations that shall survive the expiration or sooner termination of this Sublease shall include without limitation the indemnity obligations set forth in Sublease Section 4 and Section 7, and Lease Agreement Article 17 and Article 23.

15. Security Systems. Sublandlord will use its best efforts to transfer the existing Bay Alarm security system, Tyco fire alarm system and the related contracts to Subtenant; provided, however, that Sublandlord shall have no obligation to subsidize such contracts for Subtenant or to provide to Subtenant equipment that is not owned by Sublandlord.

16. Parking. Subtenant shall be granted the right to use all parking on-site at the Project, at no cost to Subtenant, subject to the terms of the Master Lease (which specifies 140 parking spaces).

17. FF&E. Effective as of the Commencement Date, Sublandlord shall convey to Subtenant all of the furniture, fixtures and equipment identified as the “Personal Property” on and pursuant to the Bill of Sale attached hereto as Exhibit D (the “Transferred FF&E”). Sublandlord shall cause all such Transferred FF&E to be located in the Building on the Commencement Date.

(signatures on following page)

IN WITNESS WHEREOF, the Parties have duly executed this Sublease on the date set forth below.

SUBTENANT:	SUBLANDLORD:

Shockwave Medical, Inc.,	Benvenue Medical, Inc.,

a Delaware corporation	a Delaware corporation

/s/ Dan Puckett	/s/ Rob Weigle
By:	By:

Dan Puckett	Rob Weigle
Its:	Its:

CFO	CEO
Date	Date

5/7/18	5.9.18